UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 19, 2026

OCCIDENTAL PETROLEUM CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-9210	95-4035997
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Greenway Plaza, Suite 110 Houston, Texas (Address of Principal Executive Offices)	77046 (Zip Code)

Registrant’s Telephone Number, Including Area Code: (713) 215-7000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.20 par value	OXY	New York Stock Exchange
Warrants to Purchase Common Stock, $0.20 par value	OXY WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 7.01          Regulation FD Disclosure.

On February 19, 2026, Occidental Petroleum Corporation (“Occidental”) issued a press release announcing that it had commenced cash tender offers (the “Tender Offers”) to purchase its outstanding Zero Coupon Senior Notes due 2036 (the “0.000% 2036 Notes”), 6.125% Senior Notes due 2031 (the “6.125% 2031 Notes”), 6.625% Senior Notes due 2030 (the “6.625% 2030 Notes”), 7.200% Debentures due 2029 (the “7.200% 2029 Debentures”) and 7.950% Debentures due 2029 (the “7.950% 2029 Debentures” and, together with the 0.000% 2036 Notes, the 6.125% 2031 Notes, the 6.625% 2030 Notes and the 7.200% 2029 Debentures, the “Subject Notes”), subject to a maximum aggregate principal amount of $700.0 million and a $58.0 million aggregate principal amount sub-cap in the case of the 0.000% 2036 Notes, each of which may be increased by Occidental.

In connection with the Tender Offers, Occidental is also soliciting consents from the holders of each series of Subject Notes (other than the 0.000% 2036 Notes) (the “Consent Solicitations”) for proposed amendments described in the Offer to Purchase (as defined below) that would, among other things, eliminate certain covenants contained in the indenture governing such series of Subject Notes (the “Proposed Amendments”).  Adoption of the Proposed Amendments with respect to each such series of Subject Notes requires the requisite consent applicable to each such series of Subject Notes as described in the Offer to Purchase.

The Tender Offers and Consent Solicitations are made upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated February 19, 2026 (the “Offer to Purchase”).  The Tender Offers and Consent Solicitations will each expire at 5:00 p.m., New York City time, on March 19, 2026, unless extended or earlier terminated by Occidental.  Holders of Subject Notes that are validly tendered prior to 5:00 p.m., New York City time, on March 4, 2026 and accepted for purchase pursuant to the applicable Tender Offer will receive, in addition to the applicable tender offer consideration, the applicable early tender premium for such series of Subject Notes, in each case subject to the terms and conditions described in the Offer to Purchase.  Occidental intends to fund the Tender Offers with cash on hand, including proceeds from the January 2, 2026 consummation of the sale of all of the issued and outstanding equity interests in Occidental Chemical Corporation and its subsidiaries.

The Tender Offers and Consent Solicitations are conditioned upon the satisfaction or waiver of the conditions set forth in the Offer to Purchase.  Occidental reserves the right to amend, extend, withdraw or terminate any of the Tender Offers and/or Consent Solicitations in its sole discretion, subject to applicable law.

A copy of the press release relating to the commencement of the Tender Offers and Consent Solicitations is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference in its entirety.

Item 9.01          Financial Statements and Exhibits.

(d)          Exhibits.

Exhibit No.	Description
99.1	Press Release dated February 19, 2026 (Launch Press Release).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCCIDENTAL PETROLEUM CORPORATION

Date: February 19, 2026	By:	/s/ Nicole E. Clark
		Name:	Nicole E. Clark
		Title:	Vice President, Chief Compliance Officer and Corporate Secretary